SADLER, GIBB & ASSOCIATES, L.L.C.
Registered with the Public Company
Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Green 4 Media, Inc.

As independent registered public accountants, we hereby consent to the use of our report dated September 30, 2011, with respect to the financial statements of Green 4 Media, Inc. in its registration statement on Form S-1 relating to the registration of 1,010,000 shares of common stock. We also consent to the reference of our firm under the caption “interests of name experts and counsel” in the registration statement.

/s/ SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
October 11, 2011